Exhibit 99.1

Harris Corporation Reports Fiscal 2014 Third Quarter Results

MELBOURNE, Florida, April 29, 2014 — Harris Corporation (NYSE:HRS) reported revenue in the third quarter of fiscal 2014 of $1.27 billion and income from continuing operations of $137 million, or $1.27 per diluted share. In the prior year, revenue was $1.20 billion and income from continuing operations was $125 million, or $1.12 per diluted share. Orders in the third quarter were $1.11 billion compared with $1.13 billion in the prior year.

“Third quarter revenue and earnings were higher than the prior year as a result of strong performance in Government Communications Systems and RF Communications’ international tactical radio business,” said William M. Brown, chairman, president and chief executive officer. “Results reflected our continued commitment to operational excellence in a tough U.S. Government spending environment.”

RF Communications

Revenue in the third quarter for the RF Communications segment was $457 million compared with $418 million in the prior year. Tactical Communications revenue was $335 million, increasing 21 percent, and Public Safety revenue was $122 million, decreasing 14 percent. Segment operating income was $144 million compared with $116 million in the prior year.

Orders for the segment totaled $405 million, including $285 million in Tactical Communications and $120 million in Public Safety. Book-to-bill was 0.89 for the segment, and funded backlog was $680 million in Tactical Communications and $578 million in Public Safety.

International tactical radio orders included $82 million and $49 million from two countries in Asia. U.S. government tactical radio orders included $45 million from the U.S. Department of Defense and $11 million from the U.S. Air Force. Public Safety orders included $12 million from the U.S. Marine Corps and a $49 million (CAD) follow-on order from Alberta, Canada, bringing orders to-date to $346 million (CAD).

Following the close of the quarter, Harris was awarded a 5-year, $988 million multi-vendor Indefinite Delivery Indefinite Quantity (IDIQ) contract from the U.S. Army for Soldier Radio Waveform (SRW) vehicular appliqué systems.

HARRIS CORPORATION

Integrated Network Solutions

Revenue in the third quarter for the Integrated Network Solutions segment was $348 million, decreasing 7 percent compared with $375 million in the prior year. Segment operating income was $21 million compared with $31 million in the prior year.

During the quarter, IT Services received a $21 million follow-on order from the Canadian Department of National Defense for the CF-18 Avionics Optimized Weapons System Support program. CapRock Communications orders included $17 million from an international oil and gas drilling company.

Government Communications Systems

Revenue in the third quarter for the Government Communications Systems segment was $477 million, increasing 11 percent compared with $431 million in the prior year. Higher revenue was driven by the Aireon hosted payload program, the FAA’s NextGen DataComm program, the Army’s Modernization of Enterprise Terminals program and the F-35 program. Segment operating income was $77 million compared with $67 million in the prior year.

During the quarter, Harris was awarded an 8-year, single-award IDIQ follow-on contract for $133 million for the U.S. Navy’s Commercial Broadband Satellite Program, bringing total potential program value to more than $250 million. Harris also received awards totaling $59 million from classified customers.

Earnings Guidance

Harris increased its fiscal 2014 guidance for income from continuing operations from a range of $4.80 to $4.90 per diluted share to a range of $4.90 to $5.00 per diluted share. Fiscal 2014 revenue is now expected to decline 2 to 3 percent compared with the prior year.

Harris will host a conference call today, April 29, at 8:30 a.m. Eastern Time (ET) to discuss its third quarter fiscal 2014 financial results. The dial-in numbers for the teleconference are (877) 303-9481 (U.S.) and (760) 666-3582 (International), using participant code 17798393. Please allow at least 10 minutes before the scheduled start time to connect to the teleconference. Participants are encouraged to listen via live webcast and view management’s supporting slide presentation at www.harris.com/conference-call. A recording of the call will be available on the Harris website beginning at approximately 12 p.m. ET on April 29.

About Harris Corporation

Harris is an international communications and information technology company serving government and commercial markets in more than 125 countries. Headquartered in Melbourne, Florida, the company has approximately $5 billion of annual revenue and about 14,000 employees — including 6,000 engineers and scientists. Harris is dedicated to developing best-in-class assured communications® products, systems and services. Additional information about Harris Corporation is available at www.harris.com.

HARRIS CORPORATION

Attachments: Financial Statements (Four tables).

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements that reflect management’s current expectations, assumptions and estimates of future performance and economic conditions. Such statements are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements in this release include but are not limited to: earnings and revenue guidance for fiscal 2014; potential contract opportunities and awards; the potential value of contract awards; and statements regarding outlook. The company cautions investors that any forward-looking statements are subject to risks and uncertainties that may cause actual results and future trends to differ materially from those matters expressed in or implied by such forward-looking statements. The company’s consolidated results and the forward-looking statements could be affected by many factors, including but not limited to: the loss of the company’s relationship with the U.S. Government or a change or reduction in U.S. Government funding; potential changes in U.S. Government or customer priorities and requirements (including potential deferrals of awards, terminations, reductions of expenditures, changes to respond to the priorities of Congress and the Administration, budgetary constraints, debt ceiling implications, and cost-cutting initiatives); the potential impact of a security breach, through cyber attack or otherwise, or other significant disruptions of the company’s IT networks and systems or those the company operates for customers; risks inherent with large long-term fixed-price contracts, particularly the ability to contain cost overruns; financial and government and regulatory risks relating to international sales and operations; the continued effects of the general weakness in the global economy and U.S. Government’s budget deficits and national debt; the company’s ability to continue to develop new products that achieve market acceptance; the consequences of future geo-political events; strategic acquisitions and the risks and uncertainties related thereto, including the company’s ability to manage and integrate acquired businesses; performance of the company’s subcontractors and suppliers; potential claims that the company is infringing the intellectual property rights of third parties; the successful resolution of patent infringement claims and the ultimate outcome of other contingencies, litigation and legal matters; risks inherent in developing new technologies; changes in the company’s effective tax rate; the potential impact of natural disasters or other disruptions on the company’s operations; the potential impact of changes in the regulatory framework that applies to, or of satellite bandwidth constraints on, the company’s managed satellite and terrestrial communications solutions; and changes in future business or other market conditions that could cause business investments and/or recorded goodwill or other long-term assets to become impaired. Further information relating to factors that may impact the company’s results and forward-looking statements are disclosed in the company’s filings with the SEC. The forward-looking statements contained in this release are made as of the date of this release, and the company disclaims any intention or obligation, other than imposed by law, to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

# # #

Investor Relations inquiries: Pamela Padgett at 321-727-9383, or pamela.padgett@harris.com

Media inquiries: Jim Burke at 321-727-9131, or jim.burke@harris.com

For additional information, contact Harris Corporation at webmaster@harris.com.

HARRIS CORPORATION

Table 1

HARRIS CORPORATION

FY ‘14 Third Quarter Summary

CONDENSED CONSOLIDATED STATEMENT OF INCOME

(Unaudited)

	Quarter Ended		Three Quarters Ended
	March 28, 2014	March 29, 2013	March 28, 2014	March 29, 2013
	(In millions, except per share amounts)
Revenue from product sales and services	$1,267.5	$1,203.7	$3,682.6	$3,752.1

Cost of product sales and services	(841.0)	(803.5)	(2,410.9)	(2,497.2)
Engineering, selling and administrative expenses	(203.2)	(202.5)	(615.7)	(613.8)
Non-operating income (loss)	0.2	(0.5)	4.7	(1.6)
Interest income	0.7	0.8	2.0	1.8
Interest expense	(23.2)	(27.6)	(70.6)	(83.1)

Income from continuing operations before income taxes	201.0	170.4	592.1	558.2
Income taxes	(63.9)	(45.8)	(190.5)	(166.8)

Income from continuing operations	137.1	124.6	401.6	391.4
Discontinued operations, net of income taxes	4.1	(30.3)	1.4	(338.3)

Net income	141.2	94.3	403.0	53.1
Noncontrolling interests, net of income taxes	0.2	0.5	0.4	4.4

Net income attributable to Harris Corporation	$141.4	$94.8	$403.4	$57.5

Net income per common share attributable to Harris Corporation common shareholders
Basic
Continuing operations	$1.28	$1.12	$3.75	$3.52
Discontinued operations	0.04	(0.27)	0.02	(3.01)

	$1.32	$0.85	$3.77	$0.51

Diluted
Continuing operations	$1.27	$1.12	$3.72	$3.50
Discontinued operations	0.04	(0.27)	0.01	(2.99)

	$1.31	$0.85	$3.73	$0.51

Cash dividends paid per common share	$0.42	$0.37	$1.26	$1.11

Basic weighted average common shares outstanding	106.2	110.6	106.3	111.5
Diluted weighted average common shares outstanding	107.4	111.2	107.4	112.1

Table 2

HARRIS CORPORATION

FY ‘14 Third Quarter Summary

BUSINESS SEGMENT INFORMATION

(Unaudited)

	Quarter Ended		Three Quarters Ended
	March 28,	March 29,	March 28,	March 29,
	2014	2013	2014	2013
	(In millions)
Revenue
RF Communications	$457.2	$417.7	$1,334.8	$1,348.4
Integrated Network Solutions	348.0	375.0	1,089.5	1,163.6
Government Communications Systems	476.6	430.6	1,321.2	1,313.3
Corporate eliminations	(14.3)	(19.6)	(62.9)	(73.2)

	$1,267.5	$1,203.7	$3,682.6	$3,752.1

Income From Continuing Operations Before Income Taxes
Segment Operating Income:
RF Communications	$143.7	$116.1	$421.0	$401.2
Integrated Network Solutions	21.4	30.7	83.8	96.7
Government Communications Systems	77.4	66.5	207.9	197.7
Unallocated corporate expense	(17.0)	(14.0)	(47.4)	(48.4)
Corporate eliminations	(2.2)	(1.6)	(9.3)	(6.1)
Non-operating income (loss)	0.2	(0.5)	4.7	(1.6)
Net interest expense	(22.5)	(26.8)	(68.6)	(81.3)

	$201.0	$170.4	$592.1	$558.2

Table 3

HARRIS CORPORATION

FY ‘14 Third Quarter Summary

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited)

	Three Quarters Ended
	March 28,	March 29,
	2014	2013
	(In millions)
Operating Activities
Net income	$403.0	$53.1
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	148.6	164.3
Share-based compensation	28.5	25.6
Non-current deferred income taxes	29.8	2.9
Gain on sale of securities available-for-sale	—	(9.0)
(Gain) loss on sale of discontinued operations	(1.4)	23.6
Impairment of assets of discontinued operations	—	320.7
(Increase) decrease in:
Accounts and notes receivable	(75.8)	88.0
Inventories	(5.3)	(31.7)
Increase (decrease) in:
Accounts payable and accrued expenses	(46.2)	(145.3)
Advance payments and unearned income	(9.7)	78.6
Income taxes	(10.8)	(66.5)
Other	(6.7)	8.9

Net cash provided by operating activities	454.0	513.2

Investing Activities
Cash paid for intangible assets	(3.3)	—
Cash paid for cost-method investment	—	(0.8)
Additions of property, plant and equipment	(139.7)	(124.9)
Additions of capitalized software	—	(6.6)
Proceeds from sale of discontinued operations	27.0	147.4
Proceeds from sale of securities available-for-sale	—	11.9

Net cash provided by (used in) investing activities	(116.0)	27.0

Financing Activities
Proceeds from borrowings	5.6	17.1
Repayments of borrowings	(82.4)	(140.9)
Proceeds from exercises of employee stock options	133.9	84.7
Repurchases of common stock	(222.1)	(274.6)
Cash dividends	(135.5)	(124.6)

Net cash used in financing activities	(300.5)	(438.3)

Effect of exchange rate changes on cash and cash equivalents	(8.9)	1.1

Net increase in cash and cash equivalents	28.6	103.0

Cash and cash equivalents, beginning of year	321.0	356.0

Cash and cash equivalents, end of quarter	$349.6	$459.0

Table 4

HARRIS CORPORATION

FY ‘14 Third Quarter Summary

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited)

	March 28, 2014	June 28, 2013
	(In millions)
Assets
Cash and cash equivalents	$349.6	$321.0
Receivables	772.7	696.8
Inventories	674.0	668.7
Income taxes receivable	53.8	36.2
Current deferred income taxes	113.4	121.2
Other current assets	89.8	77.2
Current assets of discontinued operations	—	27.0
Property, plant and equipment	685.5	653.2
Goodwill	1,703.6	1,692.0
Intangible assets	270.8	308.1
Non-current deferred income taxes	87.9	124.8
Other non-current assets	157.5	132.2

	$4,958.6	$4,858.4

Liabilities and Equity
Short-term debt	$81.3	$144.6
Accounts payable	355.5	339.5
Compensation and benefits	176.7	234.3
Other accrued items	261.9	255.8
Advance payments and unearned income	298.2	308.0
Current deferred income taxes	0.9	1.8
Current portion of long-term debt	1.4	13.4
Long-term debt	1,575.8	1,577.1
Long-term contract liability	87.3	96.8
Other long-term liabilities	324.6	325.9
Equity	1,795.0	1,561.2

	$4,958.6	$4,858.4